EXHIBIT 99.1

Transcript of Question and Answer Session
Analysts International Corporation
Earnings Conference Call - February 23, 2006

Operator:	Our first question is coming from Rick Dauteuil from Columbia Management.

Rick Dauteuil:	Rick Dauteuil, Hi Jeff.

Jeff Baker:	Hey, Rick.

Rick Dauteuil:
A question related to what you’re seeing, I know your references on bill rates and margin is still under pressure, as you find some of these new clients are they consistent with your average, with your average gross margin, or is there any improvement there? It seems as we own some others in the state and it seems like others are getting some relief as the economies improved on bill rates, and yet you guys are lagging, so maybe if you can help me understand that.

Jeff Baker:
I think it’s kind of a mixed bag, but I’d say generally they’re pretty much in line, and especially some of the bigger ones. Where we see, and we all talk a lot about them on the call, but where we see the ones coming in with better margins or kind of in the mid-market area and those aren’t really big wins to announce on a call like this, but we do see improvement more in the middle market, but I’d say on these larger ones, they’re generally consistent with what we’ve been seeing.

Rick Dauteuil:	So, there’s really no reason to be more optimistic as we progress through the year that you’ll see better margins than what we’re seeing right now?

Jeff Baker:	I think on the middle market accounts, I would expect to see it there first, but I don’t see it changing on the large accounts any time soon.

Rick Dauteuil:	What about solutions pricing?

Jeff Baker:
Solutions pricing I hope is, we mentioned on the call around some of the stuff on the IP call centre stuff we’ll start to see better pick-up there in terms of the sales than I would expect, hopefully over time, the margins to follow on that as well.

Rick Dauteuil:	No visibility today on better margins?

Jeff Baker:
I would give you a little bit, but like I say, I caution it with the fact that the large accounts I don’t see we’re going to see the pick-up; it’s all going to be in the middle market and smaller accounts that you’re going to see the pick-up.

Rick Dauteuil:	How about the pipeline in the middle markets, for the middle market new business?

Jeff Baker:
I think it’s been pretty strong here recently, yeah particularly in areas like Minneapolis where we have a real strong middle market practice. It’s been growing pretty significantly over the last few weeks.

Operator:	Thank you. Our next question is coming from Ed Griganavicius from TSI.

Ed Griganavicius:	Jeff, a couple of questions for you this morning. As far as your estimates for the year for earnings per share, do you guys have that?

Jeff Baker:
No, we’re not going to give an estimate for the year. We looked, we’ve looked at -- we’ve received a lot of calls asking for that, we wanted to able to give that, but quite frankly, when we look at all the stuff that we now -- these wins we talked about, we could come up with an estimate, the only thing we could guarantee would be that it would be wrong. There are going to be a lot of big moving pieces I think as we get these wins digested, a lot of questions about how quickly they’ll get up and running. What the costs will be in getting them running, as I say, we’re optimistic but there’s just so much uncertainty to it that it would be wrong if we were to give it.

Ed Griganavicius:
I guess I’m challenged with that response from the standpoint of we’ve come out of a full year slump, IT staffing services, and based on you guys expertise in the industry and based on the business that you have today, I think we’re always going to see some uncertainty in terms of business and new agreements coming on. I think some of your larger accounts you’ve mentioned, that you’ve been able to extend out for a number of years, meaning the IBM deal, Lexmark, and some others, but with that a lot of your competitors are giving forecasts for the year, and I’m just wondering, even based on the business you have and understanding the seasonal factors, that we can’t come up with some estimates that you guys feel comfortable with.

Jeff Baker:
I think you have to recognize that some of these wins we’re just now finding out about and getting through contracts on and when I would say that these are large, that these aren’t just business as usual type wins that can easily be forecasted. So one, they’re relatively new; two, they’re very potentially large deals. So the question is what, how long does it take you to ramp up, I mean, in some cases we’ve seen them ramp immediately and in other cases it takes months. I think we obviously have heard the message time and again that people want some guidance for the year. We were hopeful that we would be able to do that this quarter.  I’m not going to guarantee it, but I’d like to be in a position, granted that it’s awful close to the end of the year, but by next quarter to give you an outlook for two quarters then and say “here’s what we think we can do for the rest of the year,” based on where some of these things stand.

Ed Griganavicius:	Right, so, hopefully we can then see that in next quarter’s call?

Jeff Baker:	Yes.

Ed Griganavicius:	Okay.

Jeff Baker:
I think you may, if you want an approximation you can look at our run rate, our run rate is above what it was in 2004, which was a year we did north of 2, 340 million, I think we’re probably on a run rate now which is probably closer to around 350. If that gives you any help, but again that could change significantly depending on how quickly these things ramp up.

Ed Griganavicius:
Okay. You mentioned the last quarter’s call, you guys were going to spend some time in the investment community and try to get some more institutions interest, awareness, from the investment community, how is that going?

Jeff Baker:	We’ve actually delayed that by a bit, we’re actually starting that I believe, around the mid - middle of May is when that’s currently scheduled.

Ed Griganavicius:	Okay and as far as the decline of your head count by 70, 70 billable, individuals, is that purely seasonal for the first quarter?

Jeff Baker:
That’s almost exactly what it was last year. It was, the last two years have been more than it was in 2004, but in 2004 we had some other things going on, but it’s, yeah we run the lines comparing year-on-year, and they’re almost parallel with what we saw the last year.

Ed Griganavicius:	Okay, thank you very much.

Operator:	Thank you. Our next question is coming from Capp Hanzel from J. Giordano.

Capp Hanzel:	Hi good morning gentlemen. Just wanted to ask you what your utilization rate is again the first quarter?

Jeff Baker:
Just a second, we’ll get that for you. We don’t have, I don’t have on hand the, the overall utilization rate. Obviously in staffing our utilization rate is, is very high. It runs in the high 90’s just by the nature of that business. On the solutions side, you get quite a variance depending on the practice. I’ll kind of give you the highs and lows. Our IT managed services that we talked about runs anywhere from 98 to 100%. Most of the practices though run kind of in the low to mid 80’s. The one that we continue to struggle with is in our IP Tel business which typically bounces around, around the mid 50’s or so.

Capp Hanzel:
Okay, the new deals, the new contracts that you were, you were talking about, sound very exciting for the company, is that necessarily implied that you may be hiring some new people for those contracts, or how do you feel about that?

Jeff Baker:
Yeah, the situations we talked about when we get those contracts we have to bring on recruiting staff and folks like that to support those accounts. I don’t think we need any more overhead, I think we’ve got plenty of overhead, but I think you need people who will directly serve the account and recruiting functions and some sales people that are out to work those accounts.

Capp Hanzel:	Geographically, where are these accounts?

Jeff Baker:	One is in the west, the other...let’s see, the service one is kind of in the southeast, the government agency is in the northeast.

Capp Hanzel:	Okay.

Jeff Baker:
And I think hopefully by bringing in Mike Gange, we’ll start to see some pick-up in that northeast area.  But we’ve got to, a while back we dedicated a team to simply focus on winning new accounts and I think it’s starting to pay some dividends now because we got, we got a lot of big wins now and we got a lot of big ones in the pipeline, we’ll hopefully be closing soon as well.

Capp Hanzel:	Okay terrific, thank you very much.

Operator:	Thank you. Our next question is coming from Ben Stoller from HS Capital.

Ben Stoller:	Hey Jeff, how are you?

Jeff Baker:	Good, Ben.

Ben Stoller:
Good, a good quarter. Most of my questions are answered. The only thing I want to spend a little time on is looking at the share price, obviously it’s gone down quite a bit since before the merger of Computer Horizons and traded about .2 times sales revenues and so forth; in terms of making a push to getting ourselves out there, obviously we’re back to profitability, what’s the course of action that the board’s going to take to get the stock moving in the right direction and get us up to a comparable basis of our peers?

Jeff Baker:
I think we’re going to do a couple of things. One is we have to, we’ve been working, we’ve had it for some time, but we’ve just been holding off on executing it for a variety of reasons. There’s just some times when it’s better not to be out talking to shareholders and that’s all I’ll say about that. But we’ve got, we’ve got the plan in place, we now believe we have a window where we can be out talking to them, building interest and so forth. I think the board has to also take a hard look at other available alternatives. We are cash flow positive now, so I think we need to look at are we better served today by using that cash to pay-down debt, or we’d be better served by buying back some of the stock. Those are things that we have looked at, that we continue to look at and I think depending on how the investor relations initiative works out, we’ll decide how far we want to go on all those other alternatives.

Ben Stoller:	Sure, also as you look at some of our peers or guys that are much larger than us, as they consolidate, what is the current atmosphere in the states in terms of consolidation?

Jeff Baker:
I think it’s very strong. There’s a lot of interest, we have a lot of discussions, but again I don’t think there’s a lot of people out there the stock price, want to, want to see a deal in a small premium over that. I think we really have to be in a position to move the stock price to make the meaningful deal. But even though you run the accretion dilution analysis on these spendings, they’re very accretive even at huge premiums, but then the acquiring entity would just get hammered on the headline of the premium they’d pay for something like that. So, you’re kind of in a catch 22 until you improve the stock price.

Ben Stoller:	I understand. Very good, keep doing a great job.

Jeff Baker:	Thanks.

Operator:	Thank you. As a reminder, if you would like to ask a question please press star one on your telephone keypad at this time. Our next question is coming from Phil Blazek from Greenway Capital.

Phil Blazek:	Hey Jeff, this is Phil.

Jeff Baker:	Hey, Phil.

Phil Blazek:	Oh, nice quarter. I just want to ask you just on the organic growth side is, what are your initiatives there and who do you think you; you can take market share from?

Jeff Baker:
I think it’s kind of all over the board. As I mentioned earlier we’ve, we’ve got a good sales force broadly distributed across the US, but the thing we supplemented it with last year was this team that just focuses on the acquisition of new accounts and turning those accounts productive as soon as possible. And I think in doing so we’ve tried to put together a strategy around the industry geographies and so forth, that we really saw the opportunity and turn ‘em loose on it and now they’re coming back bringing back a lot of stuff. I would say that’s the, when we talk around the big wins, that’s where it’s coming from. We also just see good organic growth in a lot of cities like Minneapolis and St. Louis where you’ve got great sales teams that have great relationships in the communities and as spending starts to pick back up you’ll get just a lot of local organic growth there as well.

Phil Blazek:	And in the 10 win business from kind of the local guys or from others who aren’t as focused on this segment?

Jeff Baker:
Actually a little of both, I mean, on the big accounts they go through a formalized process of selecting those vendors and occasionally you’ll see big pick-ups as they simply go through and view those lists, they’ll pare some off and add some on, and knock on wood, so far we’ve been pretty lucky in all those that happened in the last year since the big BofA event we’ve been on the winning end of that.

Phil Blazek:	And then what kind of cap ex would you have to spend in order to continue to grow organically or can you grow form existing structure?

Jeff Baker:
I think our infrastructure’s fine, I mean, the only thing we really spent any cap ex on last year was, to a large degree, was on our IP Tel system that we implemented for ourselves and that’s a very attractive cap ex expenditure because it generally has less than a one-year payback.

Phil Blazek:	Okay. Well, thank you.

Jeff Baker:	Sure.

Operator:	Thank you. Once again, if you do have a question, please press star one at this time. We have no further questions at this time.

Jeff Baker:	Okay. Thank you all for joining the call. We’ll be back to you hopefully soon next quarter with another growth and profitable quarter. Thank you very much.

Operator:	Thank you. This does conclude today’s conference call. You may now disconnect your lines at this time and have a wonderful day.